Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER RESULTS; AFFIRMS FISCAL 2017 GUIDANCE
TULSA, OK – November 7, 2016 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its first quarter ended September 30, 2016.
Key highlights:

•	Revenue increases to $341.8 million compared to $319.3 million in the first quarter of the prior fiscal year

•	Company achieves strong fully diluted earnings per share of $0.35

•	Backlog remains solid at $786.6 million with first quarter project awards of $259.7 million

•	Company affirms fiscal 2017 guidance

“We are pleased with our first quarter results which reflect strong revenue and earnings per share, led by very strong operational performance in our Storage Solutions segment,” said Matrix Service Company President and Chief Executive Officer John R. Hewitt. "Additionally, project awards of almost $260 million support our fiscal 2017 revenue guidance."
Related to the Company's pipeline of project opportunities, Hewitt indicated that as the commodity markets begin to show signs of recovery, customers in the Company's Storage and Oil Gas & Chemical segments are showing cautious optimism as demonstrated by their proposal activity, FEED work and planning requirements. The Electrical Infrastructure segment continues to have a strong contracting environment in both delivery and generation.
"Based on our long-term macro view of our business markets and the bidding environment we currently see, we expect capital projects and maintenance spending to increase over the next several quarters and into our fiscal 2018. Based on our strategic position in the marketplace and our strong client relationships, we remain confident in our ability to win projects that support our growth objectives and strategic vision," he said.
First Quarter Fiscal 2017 Results
Consolidated revenue was $341.8 million for the three months ended September 30, 2016, compared to $319.3 million in the same period in the prior fiscal year. The 7.0% increase resulted from the strength of the Storage Solutions and Electrical Infrastructure segments. The Company earned $9.3 million, or $0.35 per fully diluted share in the first quarter of fiscal 2017 compared to $9.9 million, or $0.37 per fully diluted share in the prior year.

Consolidated gross profit was $32.3 million in the three months ended September 30, 2016 compared to $34.6 million in the three months ended September 30, 2015. The gross margin was 9.4% in the three months ended September 30, 2016 compared to 10.8% in the same period in the prior fiscal year. The difference in gross margin in fiscal 2017 was primarily caused by increased under recovery of construction overhead costs in certain segments due to lower business volume. It was also impacted by unsettled change orders, which have been recognized at zero margin, on a major electrical infrastructure project.

On a segment basis, Storage Solutions revenue increased 38.3% to $199.5 million in the three months ended September 30, 2016 as compared to $144.2 million in the same quarter last year. The growth resulted from continued progress on the six terminal project in North Dakota. Segment gross profit increased by $6.2 million due to higher revenue. The fiscal 2017 gross margin was 13.3% compared to 14.0% in the same period a year earlier as both periods benefited from effective project execution.
Electrical Infrastructure revenue increased to $88.0 million in the quarter as compared to $65.6 million in the same quarter last year. The 34.1% increase resulted from continued work on the gas fired power generating facility being constructed in Canada. Gross profit increased by $0.5 million in this segment as the impact of higher revenue was largely offset by a lower gross margin which decreased to 6.0% compared to 7.2% in the same period last year. The current year margin was impacted by a combination of lower margin work in our high voltage distribution business and, while improved, the under recovery of overhead costs. In addition, margins were effected by unsettled change orders as noted above.

Oil Gas & Chemical segment revenue was $32.5 million in the three months ended September 30, 2016 as refiners continue to limit spending as the result of continued volatility in commodity prices. In the first quarter of last year revenue was $68.3 million. Gross profit and margin were break-even for the three months ended September 30, 2016 compared to $5.7 million and 8.3%, respectively, in the same period last year. Current year gross profit and margin were affected by significantly lower volume which led to the under recovery of overhead costs.
Revenue in the Industrial segment decreased to $21.8 million in the three months ended September 30, 2016 as compared to $41.2 million in the prior year as a result of continued customer spending limitations in the metals industries. Gross profit decreased by $3.4 million to $0.6 million due to lower revenue and gross margin. The current year gross margin of 2.6% was negatively affected by lower volumes which led to under recovery of construction overhead costs. The fiscal 2016 first quarter gross margin of 9.6% was positively impacted by a stronger spending environment and solid project execution.

Consolidated SG&A expenses were $18.0 million in the three months ended September 30, 2016 compared to $19.5 million in the same period a year earlier. Lower SG&A expenses in the current quarter are primarily due to a reduction in the IT costs charged to the administrative portion of the business. In addition to this reduction, the Company contained SG&A spending, with no significant variances in the three months ended September 30, 2016 compared to the prior fiscal year.
Backlog
Backlog at September 30, 2016 was $786.6 million compared to $868.7 million at June 30, 2016 on project awards of $259.7 million.
Financial Position
Availability under the Company's credit facility of $137.6 million along with the Company's cash balance of $35.6 million provided liquidity of $173.2 million at September 30, 2016, a decrease of $57.6 million, or 25.0%, since June 30, 2016. The variance in liquidity is primarily attributable to the investment of working capital on projects in process.
Earnings Guidance
The Company is reaffirming fiscal 2017 revenue guidance of between $1.30 billion and $1.45 billion and earnings guidance of between $1.10 and $1.40 per fully diluted share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Monday, November 7, 2016 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2016	September 30, 2015
Revenues	$341,781	$319,331
Cost of revenues	309,503	284,747
Gross profit	32,278	34,584
Selling, general and administrative expenses	17,977	19,483
Operating income	14,301	15,101
Other income (expense):
Interest expense	(243)	(263)
Interest income	12	31
Other	7	(54)
Income before income tax expense	14,077	14,815
Provision for federal, state and foreign income taxes	4,735	5,076
Net income	9,342	9,739
Less: Net loss attributable to noncontrolling interest	—	(202)
Net income attributable to Matrix Service Company	$9,342	$9,941

Basic earnings per common share	$0.35	$0.38
Diluted earnings per common share	$0.35	$0.37
Weighted average common shares outstanding:
Basic	26,387	26,476
Diluted	26,796	27,050

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$35,579	$71,656
Accounts receivable, less allowances (September 30, 2016— $8,457 and June 30, 2016—$8,403)	230,975	190,434
Costs and estimated earnings in excess of billings on uncompleted contracts	105,094	104,001
Inventories	3,767	3,935
Income taxes receivable	5	9
Other current assets	8,855	5,411
Total current assets	384,275	375,446
Property, plant and equipment at cost:
Land and buildings	39,545	39,224
Construction equipment	90,957	90,386
Transportation equipment	48,466	49,046
Office equipment and software	33,194	29,577
Construction in progress	4,285	7,475
Total property, plant and equipment - at cost	216,447	215,708
Accumulated depreciation	(134,031)	(130,977)
Property, plant and equipment - net	82,416	84,731
Goodwill	78,274	78,293
Other intangible assets	20,151	20,999
Deferred income taxes	2,712	3,719
Other assets	1,395	1,779
Total assets	$569,223	$564,967

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2016	June 30, 2016
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$127,734	$141,445
Billings on uncompleted contracts in excess of costs and estimated earnings	52,382	58,327
Accrued wages and benefits	23,212	27,716
Accrued insurance	9,649	9,246
Income taxes payable	3,676	2,675
Other accrued expenses	7,439	6,621
Total current liabilities	224,092	246,030
Deferred income taxes	3,198	3,198
Borrowings under senior revolving credit facility	17,186	—
Other liabilities	215	173
Total liabilities	244,691	249,401
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2016, and June 30, 2016; 26,528,060 and 26,297,145 shares outstanding as of September 30, 2016 and June 30, 2016	279	279
Additional paid-in capital	124,464	127,058
Retained earnings	232,499	223,157
Accumulated other comprehensive loss	(7,124)	(6,845)
	350,118	343,649
Less: Treasury stock, at cost — 1,360,157 shares as of September 30, 2016, and 1,591,072 shares as of June 30, 2016	(24,410)	(26,907)
Total Matrix Service Company stockholders’ equity	325,708	316,742
Noncontrolling interest	(1,176)	(1,176)
Total stockholders' equity	324,532	315,566
Total liabilities and stockholders’ equity	$569,223	$564,967

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2016	September 30, 2015
Gross revenues
Electrical Infrastructure	$88,025	$65,625
Oil Gas & Chemical	37,828	68,959
Storage Solutions	199,650	144,570
Industrial	22,727	41,335
Total gross revenues	$348,230	$320,489
Less: Inter-segment revenues
Oil Gas & Chemical	$5,286	$648
Storage Solutions	128	334
Industrial	1,035	176
Total inter-segment revenues	$6,449	$1,158
Consolidated revenues
Electrical Infrastructure	$88,025	$65,625
Oil Gas & Chemical	32,542	68,311
Storage Solutions	199,522	144,236
Industrial	21,692	41,159
Total consolidated revenues	$341,781	$319,331
Gross profit
Electrical Infrastructure	$5,250	$4,708
Oil Gas & Chemical	1	5,683
Storage Solutions	26,453	20,232
Industrial	574	3,961
Total gross profit	$32,278	$34,584
Operating income (loss)
Electrical Infrastructure	$1,057	$1,200
Oil Gas & Chemical	(2,905)	1,416
Storage Solutions	16,773	11,549
Industrial	(624)	936
Total operating income	$14,301	$15,101

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

The following table provides a summary of changes in our backlog for the three months ended September 30, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672
Project awards	72,520	120,338	38,650	28,213	259,721
Revenue recognized	(88,025)	(32,542)	(199,522)	(21,692)	(341,781)
Backlog as of September 30, 2016	$354,286	$179,274	$198,141	$54,911	$786,612